Exhibit 99.1

FORESTAR GROUP INC. ANNOUNCES RETIREMENT OF DONALD J. TOMNITZ AS EXECUTIVE CHAIRMAN AND APPOINTMENT OF ANTHONY W. OXLEY AS EXECUTIVE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ARLINGTON, Texas - (BUSINESS WIRE) - October 28, 2026 - Forestar Group Inc. (NYSE: FOR) today announced that Donald (Don) J. Tomnitz will retire as Executive Chairman of the Company's Board of Directors, effective October 31, 2026. Anthony (Andy) W. Oxley, who currently serves as President and Chief Executive Officer, will assume the additional role of Executive Chairman, effective November 1, 2026.

Tomnitz has served as Executive Chairman of Forestar since October 2017 and has been instrumental in guiding the Company's strategic direction and significant growth. He will remain in a consulting role with the Company for two years. Oxley has served as President and Chief Executive Officer since January 2024 and will continue to lead Forestar's management team in his expanded role.

Don Tomnitz, outgoing Executive Chairman, said, “It has been an honor to help lead Forestar, and I am proud of our team and the Company we have built together over the years. Forestar is well-positioned for long-term growth and success, with strong leaders across the Company. I am confident Andy and the leadership team will continue to successfully guide Forestar's future.”

Andy Oxley, President and Chief Executive Officer, said, “I greatly appreciate Don for his leadership and friendship throughout my career and his dedication to Forestar over the past nine years. He has helped build a strong foundation for our Company, and I am grateful for his many contributions. I look forward to working with the rest of the Forestar team to continue growing and improving the Company to become the leading residential lot developer in America.”

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 65 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 13,400 residential lots during the twelve month period ended June 30, 2026. Forestar is a majority-owned subsidiary of D.R. Horton, Inc., the largest homebuilder by volume in the United States since 2002.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com